Exhibit 99.1(a)                                                   Press Release
                                                           For Immediate Release


        BEAZER HOMES AND CROSSMANN COMMUNITIES ANNOUNCE MERGER TO CREATE
          SIXTH LARGEST U.S. HOMEBUILDER WITH 15,506 HOME CLOSINGS AND
                        $2.7 BILLION OF REVENUES IN 2001


ATLANTA, GEORGIA AND INDIANAPOLIS, INDIANA, JANUARY 30, 2002 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) and Crossmann Communities, Inc. (NASDAQ: CROS) (www.croscom.com) today announced that they have signed a definitive merger agreement, under which Crossmann will merge into a wholly-owned subsidiary of Beazer Homes and the Crossmann shareholders will receive a combination of cash and Beazer stock. Based on pro forma figures for the year ended December 31, 2001, the combined company closed 15,506 homes with revenues of $2.7 billion, making it the sixth largest homebuilding company in the United States, based on home closings. The stock and cash transaction has a total value of approximately $603 million, including assumption of debt (based upon Beazer's closing price on January 29, 2002 and subject to adjustment based upon a collar, described below).

Crossmann Communities, Inc., based in Indianapolis, Indiana, has provided homes to families in the mid-west United States since 1973. It currently builds homes in twelve markets in Indiana, Ohio, Kentucky, Tennessee, North Carolina and South Carolina. It is the number one homebuilder in Indianapolis and is one of the top five builders in Columbus and Cincinnati, Ohio. During the year ended December 31, 2001 Crossmann closed 5,924 homes and had total revenues of $798 million and earnings before interest, taxes and depreciation (EBITDA) of approximately $102 million.

If Beazer's 15-day average closing stock price (as established by the collar and more fully described below) were equal to Beazer's closing price on the New York Stock Exchange of $81.50 on January 29, 2002, the transaction value per Crossmann share would be $17.60 in cash and 0.3498 Beazer shares, with the stock component subject to adjustment based upon a collar, described below. Pursuant to the foregoing, Crossmann shareholders would receive total value of $46.11 per Crossmann share and the transaction would result in the issuance of approximately 3.8 million Beazer shares.

TRANSACTION PROVIDES STRATEGIC BENEFITS WHILE EXPANDING BEAZER SIZE AND SCOPE Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to announce this dramatic expansion of Beazer's size and geographic scope through the highly complementary combination with Crossmann Communities, Inc. Crossmann is one of the largest and most respected homebuilding companies in the United States, with leading market positions throughout the mid-west and southeast markets."

Mr. McCarthy also said, "We believe that this combination represents an excellent strategic fit for both companies, each a leading homebuilder serving the first-time homebuyer segment of the market. For Beazer, the combination represents an expansion of our geographic reach into a new region, the mid-west United States and strengthens our leading position in our southeast markets, while significantly increasing our equity base, market capitalization and liquidity."

John Scheumann, Chairman and CEO of Crossmann Communities, said, "We are extremely proud of the company that we have built at Crossmann and are especially pleased to see it becoming part of a company of the excellent reputation of Beazer Homes. We expect that they will continue to expand on the foundation that Dick Crosser and I have established along with our committed employees at Crossmann over the last thirty years, and will bring increased value to Crossmann shareholders, while continuing to focus on producing quality homes for the first-time homebuyer segment of our markets."

David S. Weiss, Executive Vice President and Chief Financial Officer of Beazer Homes, said, "The acquisition of Crossmann Communities represents an excellent opportunity for us to continue building value for Beazer and Crossmann shareholders. The total transaction value represents six times Crossmann's calendar 2001 earnings before interest, taxes, depreciation and amortization. The value for Crossmann's equity represents approximately nine times their calendar 2001 earnings. On a pro forma basis, before any synergies or purchase accounting, the transaction would have added $.70, or 8% accretion, to Beazer's earnings per share in calendar 2001. Based upon an anticipated closing date during our 2002 third fiscal quarter, we expect the transaction to be neutral to fiscal 2002 earnings per share and to add approximately $1.00 to EPS in fiscal 2003, again before taking into account the positive impact of any synergies."

Mr. Weiss continued, "While still providing accretion to Beazer shareholders, we have structured the acquisition of Crossmann to maintain the same conservative balance sheet and strong credit statistics that have always characterized Beazer's financial statements. On a pro forma basis, as of December 31, 2001, debt to total capitalization would have been 53.8%. For the year ended December 31, 2001, pro forma interest coverage (EBITDA divided by interest incurred) would have been over four times. Both of these figures are similar to comparable statistics for Beazer Homes on a stand-alone basis in 2001 and we expect to maintain or improve upon these statistics in fiscal 2002 and 2003."

Mr. McCarthy added, "Beazer's focus on providing affordable housing primarily for the first-time homebuyer is greatly enhanced by the merger with Crossmann Communities. While our assumptions for earnings accretion in this transaction do not include any savings through synergies, we see considerable scope for efficiency gains as well as enhanced growth and profit opportunities. We will also be able to scale our technological initiatives to a wider customer base, which we believe will enhance our earnings."

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

MANAGEMENT
John Scheumann, Chairman and CEO of Crossmann, and Dick Crosser, Vice-Chairman of Crossmann, have signed one-year consulting contracts with Beazer, to assist in the integration of the two companies. In addition, Steve Dunn (President), Chuck Scheumann (VP of Land Development), Jennifer Holihen (Executive VP, Chief Financial Officer, Secretary and Treasurer) and Lisa Hupfer (VP and Corporate Controller) of Crossmann Communities have all signed employment contracts, which will remain in effect after the merger. They will continue to be the senior operating management of the Crossmann operations within Beazer, including Beazer's new mid-west region. In particular, Mr. Dunn will be the president of the Crossmann operations within Beazer Homes. Ms. Holihen will oversee the integration of the two companies, including their operational and information systems. Beazer currently expects to maintain the headquarters of the Crossmann operations in Indianapolis and does not currently expect to make any significant changes in the personnel of the Crossmann operations.

Steve Dunn, President of Crossmann Communities, said, "We are very excited about the merger and are pleased that Crossmann's long experience in providing very affordable housing will be valued and expanded within Beazer's enlarged organization. We believe that this transaction will provide expanded opportunities for our employees and we look forward to building upon our success with the resources and strength of Beazer."


APPROVALS AND TRANSACTION STRUCTURE
The transaction is conditioned upon, among other things, the approvals of both Beazer's and Crossmann's shareholders and appropriate regulatory approvals and may be terminated by the parties if all conditions to closing are not satisfied. John Scheumann and Richard Crosser, who own an aggregate of approximately 30% of the outstanding shares of Crossmann Communities, have agreed to vote their shares in favor of the transaction. The companies anticipate that the transaction will be completed in approximately 90 to 120 days.

The stock component of the transaction will be based on the 15-day average of Beazer's closing stock price for a period ending three days prior to Crossmann's stockholders' meeting. Under the agreement, if Beazer's average stock price is between $80.45 and $93.13, Crossmann shareholders would receive $28.51 of Beazer common stock, or between 0.3544 and 0.3061 shares, for each Crossmann share. If Beazer's average stock price is between $68.54 and $80.45, Crossmann shareholders would receive 0.3544 shares of Beazer common stock for each Crossmann share. If Beazer's average stock price is between $61.46 and $68.54, Crossmann shareholders would receive $24.29 of Beazer common stock, or between
0.3952 and 0.3544 shares, for each Crossmann share. If Beazer's average stock price is less than $61.46, Crossmann shareholders would receive 0.3952 shares of Beazer common stock for each Crossmann share. If Beazer's average stock price is less than $52.15, Crossmann has the right to terminate the transaction, subject to Beazer's right to maintain the total consideration to Crossmann shareholders at $38.21 per share. If Beazer's average stock price is above $93.13, Crossmann shareholders would receive 0.3061 shares of Beazer common stock for each Crossmann share.


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

Under the terms of the transaction, each Crossmann shareholder shall have the right to elect to receive the combination of cash and stock described above, or all cash or all stock. All-cash or all-stock elections will be subject to proration such that the total cash consideration to be paid by Beazer would equal $17.60 multiplied by the total Crossmann shares outstanding. John Scheumann and Richard Crosser have elected to receive the combination of cash and stock.

UBS Warburg LLC is acting as financial advisor to Beazer Homes and Paul Hastings Janofsky & Walker LLP is acting as legal advisor. McDonald Investments Inc. is acting as financial advisor to Crossmann Communities and Ice Miller is acting as legal advisor. UBS Warburg LLC and Banc One Capital Markets, Inc. have provided a financing commitment to fund the cash portion of the transaction and will serve as co-lead arrangers for this acquisition facility.


TELECONFERENCE
The companies will be holding a joint teleconference today, January 30, 2002, at 2:00 PM (EST) to discuss the transaction. The teleconference can be accessed at
(800)289-0569 (pass code 589956) or over the internet at www.beazer.com in the Investor Relations section.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Crossmann Communities, Inc. is based in Indianapolis, Indiana and is a leading regional builder of single-family homes in Indiana, Ohio, Kentucky, Tennessee, North Carolina, and South Carolina.

Contacts:  David S. Weiss
           Beazer Homes USA, Inc.
           Executive Vice President & Chief Financial Officer
           (404) 250-3420
           dweiss@beazer.com

           Jennifer Holihen
           Crossmann Communities, Inc.
           Executive Vice President, Chief Financial Officer,
             Secretary and Treasurer
           (317) 573-8688
           jholihen@croscom.com

Note: Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2001. In addition, the consummation of the merger is dependent on the satisfaction of all conditions set forth in the Merger Agreement, including certain future events not in the control of the parties. No assurance can be given that all of such conditions will be satisfied.


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

         Beazer Homes and Crossmann Communities will file a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the joint proxy statements/prospectus when it becomes available and any other relevant documents filed with the SEC because they contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Beazer Homes free of charge by requesting them in writing from David Weiss, Executive Vice President and CFO, 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, GA 30342 or by telephone at (404) 250-3420. You may obtain documents filed with the SEC by Crossmann Communities free of charge by requesting them in writing from Jennifer Holihen, Executive Vice President, CFO, Secretary and Treasurer, 9202 N. Meridian Street, Indianapolis, IN 46260 or by telephone at (317) 573-8688.

         Beazer Homes and Crossmann Communities, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Beazer Homes and Crossmann Communities in connection with the merger. Information about the interests of directors and executive officers of Beazer Homes is set forth in the proxy statement for Beazer Homes' 2001 Annual Meeting of Shareholders. Information about the interest of directors and executive officers of Crossmann Communities is set forth in the proxy statement for Crossmann Communities' 2001 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement / prospectus when it becomes available.

         Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.



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